Exhibit 99.1
GLOBAL CLINICAL DEVELOPMENT

Investors/Analysts:
Matt Bond	Kathy Waller
Executive Vice President & CFO	Financial Relations Board
(703) 464-6300	(312) 640-6696
FOR IMMEDIATE RELEASE
TUESDAY, MAY 8 2007
PRA INTERNATIONAL ELECTS BIEKER AS CEO,
SHANNON AS PRESIDENT AND COO
RESTON, Va., May 8, 2007 – PRA International (Nasdaq: PRAI), a leading clinical research organization, is pleased to announce that, effective May 7, 2007, Terrance J. Bieker (61), who has served as interim chief executive officer (CEO) and a director since December 2006, was appointed as CEO. In addition, effective the same date, Colin Shannon (47) was named president and chief operating officer (COO).
Mr. Bieker Becomes Permanent CEO and remains a Director
“After a thorough search of highly qualified external candidates, it became increasingly clear that Terry is the ideal person to continue leading our company, and we are extremely pleased that he has agreed to become PRA’s permanent CEO,” said Chairman, Melvin D. Booth. “As previously noted, we were looking for someone with the skill set to manage a complex global enterprise while driving growth and delivering operational excellence. Terry’s impressive credentials and outstanding performance as interim CEO solidified our confidence in his ability to drive PRA’s business beyond the $1 billion threshold.”
Before joining PRA in December 2006, Mr. Bieker served as director, president and CEO of BioSource International, Inc. (now part of Invitrogen Corporation) from November 2003 to November 2005. For the four years prior to this, he was a director and CEO for several medical device corporations, including Axia Medical and Transfusion Technologies Corporation, and
MORE
World Headquarters
12120 Sunset Hills Road, Suite 600 ▪ Reston, Virginia 20190 USA
Tel: +1 703 464-6300 ▪ Fax: +1 703 464-6301
WWW.PRAINTERNATIONAL.COM

was COO for SafeSkin, Inc. Before this, Mr. Bieker was chairman, president and CEO of Sanofi Diagnostics Pasteur, Inc. for nine years. He is a graduate of the University of Minnesota.
“I’ve spent the last four months visiting many PRA offices around the globe and am genuinely excited about what I see,” Mr. Bieker said. “My experience as interim CEO has given me a first-hand look at PRA’s prestigious client base, its unique position in the marketplace, its well-established therapeutic expertise, and the caliber and commitment of its entire team I am more convinced than ever of the untapped potential of PRA and have decided to fully focus my energy on realizing this potential for the company’s stockholders.”
Shannon Joins Company as President and COO
“As part of strengthening PRA’s leadership team, I’m happy to welcome Colin to his new role as president and COO,” Mr. Bieker continued. “Colin has demonstrated comprehensive knowledge of the CRO industry and has led the high growth development of global operations – just the experience we were seeking. He has led the growth of a global Phase II-IV business, creating an international management team, managing organic growth while dealing with emerging markets and setting and exceeding financial goals. More importantly, his management style is a good fit with PRA’s culture: encouraging teamwork, sharing best practices and developing close relationships with his clients. Mr. Shannon said “I was very impressed with the caliber of the Board and the commitment of their new CEO, Terry Bieker. They have ambitious plans for growth, and the culture of the company that is fully compatible with my goals. I am delighted to be part of this exciting phase of the company’s development.”
Shannon’s most recent position for three years was executive vice president, global clinical operations with Pharmaceutical Product Development, Inc. (PPD), one of the largest CROs in the world. For the prior nine years, he served PPD as European COO after being promoted from Chief Financial and Administration Officer for Europe and Pacific Rim. Prior to joining PPD in 1995, Shannon held financial positions with various other companies. Shannon holds a master’s degree in business administration from London’s City University and is board certified by the Chartered Association of Certified Accountants.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements that depend on future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the Company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: the ongoing need for early and late phase drug development services; project cancellations and timing issues; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed-upon schedules; the ability and willingness of our clients to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; evolving industry standards and technological changes; and general business and economic conditions. Events relating to PRA International could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions Company management believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,700 employees working from offices in North America, Europe, South America, Africa, Australia, and Asia. PRA delivers services to its clients through a unique approach called Project Assurance®, which represents the Company’s commitment to reliable service delivery, program-level therapeutic expertise, easy, global access to knowledge and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.

3